APPROVED FOR IMMEDIATE RELEASE:

Exhibit 99.1

Head:

Health Enhancement Products, Inc. Postpones June 15 Investor Conference Call to Await Additional Test Data

Copy:

Bloomfield Hills, MI – (Marketwire – 06/12/2012) Arizona-based algae producer Health Enhancement Products (OTC.BB: HEPI.OB – News) has postponed the planned June 15 investor/analyst conference call due to delays in the testing process.

 “We had planned to receive, analyze and compile all of the test data we’ve accumulated over the last two months, compare it to the previous two years of data in order to provide a clear and concise articulation of where we stand and where we’re headed,” states Company President & CEO Andrew Dahl.  “Given these minor delays, we feel it’s prudent to have all the facts in hand before making any public statements. We expect to have that information in hand shortly and will reschedule the call as quickly as possible.”

The Company’s contract research organization had launched an in vivo study on January 17, 2012 to confirm previous results, test various isolation methods and identify active fractions. The results of that study are a significant driver of a multi-track development program that includes healthful food ingredient, nutraceutical and supplement applications, among others. Given the short delay, the Company has opted to wait for additional results, and only then develop its near-term market objectives.

In previous studies, the Company had made various attempts to isolate the bioactive compounds which resulted in some test samples that worked quite well while others underperformed.

“Despite these delays, the groundwork for product applications continues,” explains Dahl. “And, we’re making the kind of progress that will help position the Company for global markets. The patent work alone is a significant undertaking as applications are filed in Europe, South America and Asia to protect intellectual property.”

The rescheduled conference call will also include details of the upcoming annual shareholder meeting to occur in mid-July, as well as progress on facility construction and corporate governance issues.

About Health Enhancement Products, Inc.

Health Enhancement Products, Inc. (OTC.BB: HEPI.OB) is a health & wellness company engaged in the development of natural products derived from algae cultures for use as dietary supplements and food ingredients. These natural products are extracted from living algae grown in purified water.

Safe Harbor Statement

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company's ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

Contact:

Health Enhancement Products, Inc.

John Gorman, Executive Vice-President, Board Director

(888) 871 6903 extension 702

APPROVED FOR IMMEDIATE RELEASE